                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                               TRACK'N TRAIL
                     ----------------------------------
                              (Name of Issuer)

                  COMMON STOCK, $0.01 PAR VALUE PER SHARE
                     ----------------------------------
                       (Title of Class of Securities)

                                891924102
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          (Continued on Following Pages)

                              Page 1 of  4   Pages
                                        ---

CUSIP No. 891924102                   13G                 Page  2  of  4 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     David L. Suechting, Jr.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      1,390,403
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  1,390,403
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,390,403
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     20.33%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            Track'N Trail
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            4961-A Windplay Drive
            El Dorado Hills, CA 95762
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            David L. Suechting, Jr.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            4961A Windplay Dr
            El Dorado Hills, CA 95762
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            U.S. Citizen
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock, $0.01 par value
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            891924102
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

        Not Applicable

                                                          Page  4  of  4  Pages
                                                               ---    ---
ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        1,390,403
    ---------------------------------------------------------------------------
    (b) Percent of Class:
        20.33%
    ---------------------------------------------------------------------------
    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              1,390,403
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              1,390,403
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         The 1,390,403 shares of Track'n Trail Common Stock, $.01 par value, are held by the Suechting Family Trust for which David L. Suechting, Jr. and his wife Jackie Suechting serve as co-trustees and hold joint voting and investment power.
-------------------------------------------------------------------------------
ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable.
-------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable.
-------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable.
-------------------------------------------------------------------------------
ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       February 10, 1998
                                       ----------------------------------------
                                       (Date)
                                       /s/ David L. Suechting, Jr.
                                       ----------------------------------------
                                       (Signature)

                                       ----------------------------------------
                                       (Name/Title)